Registration Statement No. 333-131369
Filed pursuant to Rule 424(b)(2)

Amendment No. 1, dated August 31, 2007 to
Pricing Supplement No. 62, dated August 17, 2007  to Prospectus Supplement and Prospectus
each dated January 30, 2006 relating to the AB Svensk Exportkredit (Swedish Export Credit Corporation) Medium-Term Note Program

AB SVENSK EXPORTKREDIT
(Swedish Export Credit Corporation)

S&P GSCI Reduced Energy Alpha Ratio Notes
Due February 27, 2009

Principal Amount of Securities sold on the date hereof	:	$2,035,000

Purchase Price	:	100%

Settlement Date	:	August 31, 2007

Initial Ration	:	0.60654